Exhibit 99.1

News Release
Contact:
Alliance Data
Tiffany Louder - Investor Relations
Alliance Data
214-494-3048
tiffany.louder@alliancedata.com

Julie Prozeller - Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon - Media
214.494.3811
Shelley.whiddon@alliancedata.com

Epsilon Diane Bruno – Media 212.457.7387 dbruno@epsilon.com LLS Kristin Hoose - Media 914.821.8973 kristin.hoose@lls.org

THE LEUKEMIA & LYMPHOMA SOCIETY® RENEWS AND EXPANDS
 RELATIONSHIP WITH EPSILON FOR EXTENSIVE CUSTOMER
 ENGAGEMENT

Epsilon to Help Drive Customer Engagement
For a Variety of Society Marketing Initiatives

Dallas, TX, December 17, 2013 – Epsilon, an Alliance Data (NYSE: ADS) company, has signed multi-year renewal and expansion agreements with The Leukemia & Lymphoma Society® (LLS) the world’s largest voluntary health agency dedicated to finding cures for blood cancers. Epsilon has partnered with the LLS since the early 1990s, providing marketing services geared toward engaging LLS constituents across a range of fundraising and donor programs such as Light the Night, Team In Training and Man & Women of the Year.

Under the renewal agreement, Epsilon will continue to host and manage LLS’s constituent database for multi-channel communications efforts aimed at further engaging donors, patients and advocates.  Epsilon’s constituent database provides timely and actionable data that enables LLS to execute society-wide marketing initiatives that connect with constituents in a more personal, consistent, and relevant manner across multiple communications channels.

In addition, Epsilon will now also provide comprehensive marketing campaign management focused on driving greater stakeholder constituent participation in fundraising and advocacy efforts across all communications channels and giving. Through marketing database segmentation and developing consumer profiles, Epsilon will deliver a more holistic, 360-degree view of LLS constituents, providing LLS with a more effective and efficient means to communicate across all LLS programs.

“Epsilon understands consumers and knows the right channels to use to communicate to our constituents. The innovative data technology that Epsilon provides will enable us to better engage with our constituents and clients in a more targeted manner,” said Lisa Stockmon, chief marketing officer, LLS.

“The Leukemia & Lymphoma Society and Epsilon have enjoyed a successful partnership for over 15 years. We understand that data is essential for driving results and engaging The Leukemia & Lymphoma Society’s target base in a more relevant and consequential way,” said Bryan Kennedy, Chief Executive Officer of Epsilon. “I am confident that Epsilon will continue to deliver measurable results, and deliver direct marketing performance capabilities and results that will benefit LLS in building lifetime constituent engagement. Together, we will assist LLS in managing and expanding their marketing programs and relationships now and in the years to come.”

About Epsilon
Epsilon is the global leader in creating customer connections that build brand and business equity. A new breed of agency for a consumer-empowered world, our unique approach harnesses the power of rich data, world-leading technologies, engaging creativity and transformative ideas to ignite connections between brands and customers, delivering dramatic results. Recognized by Ad Age as the #1 U.S. Agency from All Disciplines, #1 World CRM/Direct Marketing Network and #2 U.S. Digital Agency Network, we employ over 5000 associates in 60 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About The Leukemia & Lymphoma Society
The Leukemia & Lymphoma Society® (LLS) is the world's largest voluntary health agency dedicated to blood cancer. The LLS mission: Cure leukemia, lymphoma, multiple myeloma, and improve the quality of life of patients and their families. LLS funds lifesaving blood cancer research around the world, provides free information and support services, and is the voice for all blood cancer patients seeking access o quality, affordable, coordinated care.

Founded in 1949 and headquartered in White Plains, NY, LLS has chapters throughout the United States and Canada. To learn more, visit www.LLS.org. Patients should contact the Information Resource Center at (800) 955-4572, Monday through Friday, 9 a.m. to 6 p.m. ET.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. Forward-looking statements are based on each company’s respective management's beliefs and assumptions, using information currently available to them. Although each company’s management believes that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in each respective company’s filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may vary materially from projections. Any forward-looking statements contained in this presentation reflect current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to each company’s respective operations, results of operations, growth strategy and liquidity. Neither company has the intention, and each company disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the each company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the respective Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to such company's most recent Form 10-K.

# # #